State of Delaware
Secretary of State
Division of Corporations
Delivered 01:43 PM 04/04/2014
Filed 01:43 PM 04/04/2014
SRV 140431352 – 3377466 FILE

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

SIGNATURE EXPLORATION AND PRODUCTION CORP.

Signature Exploration and Production Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

FIRST:  That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED:  that the Certificate of Incorporation of this corporation be amended by changing the article there of numbered “1” so that, as amended said Article shall be and read as follows:

1.  The name of the Corporation (herein referred to as the :Corporation”) is:

Growblox Sciences, Inc.

IN WITNESS WHEREOF, Signature Exploration and Production Corp, has caused this Certificate to be signed the 29th day of March, 2014.

SIGNATURE EXPLORATION AND PROCUCTION CORP.

By /s/ Steven Weldon
Title CFO and Director

Name Srteven Weldon